Exhibit 97.1

NUVECTIS PHARMA, INC.

INCENTIVE COMPENSATION RECOVERY POLICY

1.0	Effective Date; Acknowledgement.
1.1

Nuvectis Pharma, Inc. (the “Company”) has adopted this Policy in accordance with the applicable listing standards of Nasdaq and Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require listed companies to adopt and comply with a compensation recovery policy. To the extent this Policy is in any manner deemed inconsistent with such listing standards, this Policy shall be treated as retroactively amended to be compliant with such listing standards.

1.2	The effective date of this Policy is October 2, 2023 (the “Effective Date”).
1.3

Each Executive Officer and Other Covered Person (as defined herein) shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Appendix A, provided that the failure to sign and return such acknowledgement will have no impact on the applicability or enforceability of this Policy.

2.0	Definitions. The following words and phrases shall have the following meanings for purposes of this Policy:
2.1

Accounting Restatement. An “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

2.2	Board. The “Board” means the Board of Directors of the Company.
2.3	Compensation Committee. The “Compensation Committee” means the Compensation and Governance Committee of the Board.
2.4

Erroneously Awarded Compensation. “Erroneously Awarded Compensation” is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or TSR, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received, and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

2.5

Executive Officer. The term “Executive Officer” means the Company’s current and former executive officers, as determined in accordance with the definition of executive officer set forth in Rule 10D-1 under the Exchange Act and the relevant Nasdaq listing standards. Executive Officers include the officers identified as executive officers by the Company in the Company’s filings with the SEC pursuant to Item 401(b) of Regulation S-K and the officers required to file reports under Section 16 of the Exchange Act.

2.6

Financial Reporting Measure. A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Stock price and TSR (and any measures that are derived wholly or in part from stock price and TSR) are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

2.7

Incentive-Based Compensation. The term “Incentive-Based Compensation” means any compensation (whether cash-based or equity-based) that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Please refer to Appendix A to this Policy for a list of examples of Incentive-Based Compensation.

2.8

Nasdaq. “Nasdaq” means the Nasdaq Capital Market. In the event the Company’s securities become listed on a different national securities exchange or national securities association in the future, then following such new listing, references to Nasdaq shall be deemed to refer to such other national securities exchange or national securities association.

2.9	Policy. “Policy” means this Incentive Compensation Recovery Policy.
2.10

Received. Incentive-Based Compensation is considered to be “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject both to one or more Financial Reporting Measures and to a service-based vesting condition shall be considered to be “Received” when the relevant Financial Reporting Measures are achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

2.11	SEC. “SEC” means the United States Securities and Exchange Commission.
2.12	TSR. “TSR” means total stockholder return.
3.0	Statement of Policy.
3.1	In the event that the Company is required to prepare an Accounting Restatement, the Company will recover reasonably promptly the amount of all Erroneously Awarded Compensation Received by a person:
i.	After beginning service as an Executive Officer;
ii.	Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
iii.	While the Company has a class of securities listed on Nasdaq; and
iv.	During the three completed fiscal years immediately preceding the date that the Company is required to prepare the Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. For purposes of this Policy, a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine to twelve months would be deemed a completed fiscal year.

Notwithstanding the foregoing, this Policy shall only apply to Incentive-Based Compensation Received on or after the Effective Date.

3.2	The Company’s obligation to recover Erroneously Awarded Compensation pursuant to this Policy is not dependent on when the restated financial statements are filed.
3.3

For purposes of determining the relevant recovery period under this Policy, the date that the Company is required to prepare an Accounting Restatement is the earliest to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

3.4

The Company must recover Erroneously Awarded Compensation in compliance with this Policy except to the extent that the conditions of paragraphs (i), (ii) or (iii) in this Subsection 3.4 are met, and the Compensation Committee, or in the absence of such a committee, a majority of the independent directors serving on the Board, has determined that recovery would be impracticable.

i.

The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq.

ii.

Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impractical to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and provide such opinion to Nasdaq.

iii.

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

3.5

The Company shall not indemnify any Executive Officer or former Executive Officer against (i) the loss of Erroneously Awarded Compensation pursuant to this Policy or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.  Similarly, the Company shall not adopt or enter into any plan or agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to an Executive Officer or former Executive Officer from the application of this Policy.  This Policy shall supersede any such plan or agreement, whether entered into before, on or after the Effective Date of this Policy. In addition, the Company shall not reimburse any Executive Officer or former Executive Officer for premiums on, or otherwise subsidize or pay for, an insurance policy that would cover such person’s potential clawback obligations under this Policy.

3.6

The Compensation Committee shall determine, in its sole discretion, the appropriate means to seek recovery of any Erroneously Awarded Compensation, which may include, without limitation: (i) requiring cash reimbursement; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of equity-based awards; (iii) offsetting the amount to be recouped from any compensation otherwise owed by the Company to the Executive Officer or former Executive Officer; (iv) cancelling outstanding vested or unvested equity awards; or (v) taking any other remedial and recovery action permitted by law, as determined by the Committee.

3.7

The Committee shall determine the repayment schedule for any Erroneously Awarded Compensation in a manner that complies with the “reasonably prompt” requirement set forth in Subsection 3.1. The determination with respect to “reasonably prompt” recovery may vary from case to case, and the Committee may amend or supplement this Policy to further describe what repayment schedule satisfies this requirement.

3.8

If the requirement to recover Erroneously Awarded Compensation is triggered under this Policy, then, in the event of any actual or alleged conflict between the provisions of this Policy, or a similar clause or provision in any of the Company’s plans, awards, policies or agreements, this Policy shall be controlling and determinative; provided that, if such other plan, award, policy or agreement provides that a greater amount of compensation shall be subject to clawback, the provisions of  such other plan, award, policy or agreement shall apply to the amount in excess of the amount subject to clawback under this Policy.

3.9

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the U.S. Federal securities laws, including the disclosure required by the applicable SEC filings.

4.0	Application to Additional Persons.
4.1

In addition to the Executive Officers and former Executive Officers, this Policy shall apply to any other employee of the Company or its parent or subsidiaries designated by the Compensation Committee as a person covered by this Policy (each, an “Other Covered Person”).

4.2

Unless otherwise determined by the Compensation Committee, this Policy shall apply to an Other Covered Person as if such individual was an Executive Officer during the relevant periods described in Subsection 3.1.

4.3

Notwithstanding the foregoing, the Compensation Committee may, in its discretion, limit recovery of Erroneously Awarded Compensation from an Other Covered Person to situations in which an Accounting Restatement was caused or contributed to by the Other Covered Person’s fraud, willful misconduct or gross negligence.

4.4

In addition, the Compensation Committee shall have discretion as to (i) whether to seek to recover Erroneously Awarded Compensation from an Other Covered Person, (ii) the amount of the Erroneously Awarded Compensation to be recovered from an Other Covered Person, and (iii) the method of recovering any such Erroneously Awarded Compensation from an Other Covered Person. In exercising such discretion, the Compensation Committee may take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation.

5.0	General.
5.1	The Compensation Committee shall have full authority to interpret and enforce this Policy to the fullest extent permitted by law.
5.2	Any determination by the Compensation Committee with respect to this Policy shall be final, conclusive, and binding on all interested parties.
5.3

To the extent an Executive Officer, former Executive Officer or Other Covered Person refuses to pay to the Company any Erroneously Awarded Compensation, the Company shall have the right to sue for repayment or, to the extent legally permitted, to enforce such person’s obligation to make payment by withholding unpaid or future compensation.

5.4

The Company’s rights to recoupment under this Policy are in addition to other rights the Company may have against any Executive Officer, former Executive Officer or Other Covered Person, including any remedies at law or in equity. Application of this Policy does not preclude the Company from taking other actions to enforce the obligations of an Executive Officer, former Executive Officer or Other Covered Person to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy shall be viewed as limiting the right of the Company or the Compensation Committee to pursue recoupment under or as provided by the Company’s plans, awards, policies or agreements or the applicable provisions of any law, rule or regulation (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002).

5.5	The Compensation Committee may amend this Policy, provided that any such amendment does not cause this Policy to violate applicable listing standards of Nasdaq or Rule 10D-1 under the Exchange Act.

APPENDIX A

NUVECTIS PHARMA, INC.

INCENTIVE COMPENSATION RECOVERY POLICY

ACKNOWLEDGEMENT FORM

By my signature below, I acknowledge and agree that:

•

I have read and received the Nuvectis Pharma Incentive Compensation Recovery Policy (the “Policy”) and am fully bound by and subject to the terms of the Policy (as it may be amended, restated, supplemented or otherwise modified from time to time); and

•

In the event of any inconsistency between the Policy and the terms of any agreement to which I am a party, or the terms of any compensation plan, program, policy or arrangement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern; and

•

I will abide by all of the terms of the Policy during and after my employment with the Company, including, without limitation, by promptly repaying or returning to the Company any Erroneously Awarded Compensation (as defined in the Policy) or other applicable amounts to the extent required by, and in a manner consistent with, the Policy.

Signature:

Name (printed):

Date:

APPENDIX B

Examples of Incentive-Based Compensation

Examples of compensation that constitutes Incentive-Based Compensation for purposes of this Policy include, but are not limited to, the following:

•	Non-equity incentive plan awards earned based wholly or in part on satisfying a Financial Reporting Measure performance goal;
•	Bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal;
•	Other cash awards based wholly or in part on satisfying a Financial Reporting Measure performance goal;
•

Equity-based awards (e.g., restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights) that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure performance goal; and

•	Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

Examples of compensation that does not constitute Incentive-Based Compensation for purposes of this Policy include the following:

•	Salaries or salary increases for which the increase is not contingent upon the attainment of a Financial Reporting Measure performance goal);
•

Bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a bonus pool that is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal;

•	Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period;
•

Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture) or operational measures (e.g., opening a specified number of business locations, completion of a project, or increase in market share); and

•

Equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures.